UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

Endurance International Group Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36131	46-3044956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	EIGI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On February 10, 2021, Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), completed its previously-announced merger pursuant to the Agreement and Plan of Merger, dated as of November 1, 2020 (the “Merger Agreement”), by and among the Company, Endure Digital Intermediate Holdings, Inc. (formerly known as Razorback Technology Intermediate Holdings, Inc.) (the “Parent”) and Endure Digital, Inc. (formerly known as Razorback Technology, Inc.), a wholly owned subsidiary of the Parent (the “Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). The Parent and Merger Sub are owned by funds managed by affiliates of Clearlake Capital Group, L.P. (“Clearlake”).

Item 1.01.	Entry Into a Material Definitive Agreement

Senior Facilities

On February 10, 2021, in connection with the Merger, the Company assumed Merger Sub’s obligations and entered into the Credit Agreement, dated as February 10, 2021, by and among the Company and certain of its affiliates, each lender from time to time party thereto, each L/C Issuer party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer providing for senior secured financing consisting of:

•	a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $1,935.0 million, with a maturity of seven years;

•	a delayed draw term loan facility (the “ Delayed Draw Term Loan Facility”) in an aggregate principal amount of $465.0 million, with a maturity of equal to that of the Term Loan Facility; and

•

a revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility and the Delayed Draw Term Loan Facility, the “Senior Facilities”), in an aggregate committed amount of up to $275.0 million, with a maturity of five years.

In addition, the Company may request one or more (i) incremental term loan facilities and (ii) increases in revolving loan commitments, in each case up to a specified amount, plus an additional amount if the Company attains certain leverage ratios, in each case, subject to certain conditions and receipt of commitments by existing or additional lenders. Proceeds of the term loans drawn on the closing date were used to fund the transactions contemplated by the Merger Agreement.

Interest Rates and Fees

Borrowings under the Senior Facilities will bear interest at a rate equal to, at the option of the Company, either (i) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 0.75% LIBOR floor for the Term Loan Facility and the Delayed Draw Term Loan Facility and a 0.00% LIBOR floor for the Revolving Credit Facility or (ii) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50% per annum, (b) the prime rate on such day and (c) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin for initial term loans. The initial applicable margin for borrowings is 3.50% with respect to LIBOR borrowings and 2.50% with respect to base rate borrowings, in each case under the Term Loan Facility and the Delayed Draw Term Loan Facility. Until March 31, 2021, the initial applicable margin for borrowings under the Revolving Credit Facility is 3.50% with respect to LIBOR borrowings and 2.50% with respect to base rate borrowings. Thereafter, the applicable margin with respect to the Revolving Credit Facility will decrease by up to 50 basis points if the consolidated first lien net leverage ratio is equal to or less than certain specified first lien net leverage ratios.

In addition to paying interest on outstanding principal under the Senior Facilities, the Company is required to pay a revolving credit commitment fee at a rate equal to 0.250%, 0.375% or 0.50% per annum based on average daily revolving credit exposure under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The Company is also required to pay customary agency fees under each Senior Facility as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for base rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit under the Revolving Credit Facility.

Amortization and Prepayments

The Term Loan Facilities require scheduled quarterly payments on the term loan in quarterly amounts equal to 0.25% of the original principal amount of the term loan until the maturity date thereof.

In addition, the Term Loan Facility and the Delayed Draw Term Loan Facility require the Company to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	50% (which percentage will be reduced if the Company attains certain leverage ratios) of the Company’s annual excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans under the Senior Facilities at any time subject to customary “breakage” costs with respect to LIBOR rate loans and with a prepayment penalty of, in the case of prepayments of the Term Loan Facility and the Delayed Draw Term Loan Facility, prior to the date that is one six months after the closing date, 1.00%, subject to certain exceptions. The same prepayment penalty or fee, as applicable, applies to any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the term loans resulting in a lower yield.

Collateral and Guarantors

All obligations under the Senior Facilities are unconditionally guaranteed by Parent and each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock and substantially all of the Company’s now existing or after-acquired assets and those of each guarantor, including capital stock of the subsidiary guarantors, in each case subject to certain exceptions.

Restrictive Covenants and Other Matters

The Senior Facilities contain certain customary affirmative covenants and events of default. The negative covenants in the Senior Facilities include, among others, limitations (none of which are absolute) on the Company’s, and its restricted subsidiaries’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	sell assets;

•	enter into certain transactions with its affiliates;

•	enter into sale-leaseback transactions;

•	change its lines of business;

•	restrict dividends from its subsidiaries or restrict liens; and

•	modify the terms of certain debt or organizational agreements.

Certain Relationships

The lenders and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

Senior Notes

On February 10, 2021, in connection with the Merger, the Company assumed Merger Sub’s obligations and entered into the Indenture, dated as of February 10, 2021, by and among the Company and certain of its affiliates and Wilmington Trust, N.A., as trustee, providing for the issuance of $685.0 million of 6.000% senior notes due 2029 (the “Notes”). The Notes are jointly and severally, unconditionally guaranteed on an unsecured senior basis by the Company’s existing and future domestic restricted subsidiaries that guarantee the Senior Facilities.

The Notes will mature on February 15, 2029. Interest on the Notes accrues at a rate of 6.000% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year. The issuer may redeem, in whole or in part, the Notes, upon not less than 10 nor more than 60 days’ notice, at specified redemption prices set forth in the indenture governing the Notes.

The indenture governing the Notes limits the ability of the Company and its restricted subsidiaries, subject to certain exceptions, to incur additional indebtedness or guarantee indebtedness; create liens; declare or pay dividends, redeem stock or make other distributions to stockholders; make investments; merge, amalgamate or consolidate, or sell, transfer, lease or dispose of substantially all of its assets; enter into transactions with affiliates; or agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Company. These covenants are subject to a number of important exceptions and qualifications. Certain of these covenants will be suspended for so long as the Notes have investment grade ratings. In addition, in certain circumstances, if the issuer sells assets or experiences certain changes of control, it must offer to purchase the Notes.

Item 1.02.	Termination of a Material Definitive Agreement.

On February 10, 2021, in connection with the consummation of the Merger, the Company terminated its Third Amended and Restated Credit Agreement (including the Loan Documents, as defined therein), dated as of November 25, 2013, by and among the Company, EIG Investors Corp., a Delaware corporation, as borrower, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent (as amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”), and all commitments and obligations thereunder, other than certain continuing indemnity obligations, were repaid, satisfied and discharged in full.

Also in connection with the completion of the Merger, as previously disclosed, on January 29, 2021, EIG Investors Corp. (“EIG”), a wholly-owned subsidiary of the Company, caused to be delivered to the holders of EIG’s 10.875% Senior Notes Due 2024 (the “Notes”) a supplemental conditional notice of redemption (the “Supplemental Notice”) relating to the full redemption of all of its issued and outstanding Notes (the “Redemption”), pursuant to the Indenture dated as of February 9, 2016 (the “Indenture”) among EIG, the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”). The Supplemental Notice supplemented the conditional notice of redemption delivered to holders of the Notes on December 31, 2020. The Supplemental Notice provided that EIG intended to conditionally redeem the entire outstanding aggregate principal amount of the Notes on February 10, 2021, subject to and conditioned upon the completion of the Merger. On February 10, 2021, following deposit of the redemption price and other applicable amounts with the Trustee, the obligations of EIG, the Company and the other guarantors under the Indenture and the Notes were paid in full and terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in the Introductory Note and under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2021	ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

	By:	/s/ Behdad Eghbali
Behdad Eghbali
President